    First Investors Life Insurance Company
     110 Wall Street, New York, N.Y. 10005

VARIABLE LIFE INSURANCE POLICY

●	Variable Limited Payment Life
●	Insurance Payable at Death of Insured
●	Premiums Payable until the earlier of End of Premium Period or Death of Insured.
●	Options for Payment of Proceeds
●	Non-participating – No Annual Dividends

First Investors Life agrees to pay the Proceeds of this Policy to the Beneficiary upon receipt of due proof of the death of the Insured and to provide the other rights and benefits in accordance with the terms of this Policy.

Signed for First Investors Life Insurance Company at its Home Office in New York, New York Carol E. Springsteen, President Carol L. Brown, Secretary

NOTICE OF 10 DAY RIGHT TO EXAMINE POLICY: If for any reason the Owner is dissatisfied with this Policy, it may be returned to the Company or to the insurance agent through whom it was purchased within ten days after its receipt by the Owner (sixty days in the case of a replacement policy).  The premium will then be refunded, whereupon the policy shall be void from the beginning and the Owner and the Company shall be in the same position as if no Policy had been issued.

Death Benefit may increase or decrease in accordance with Separate Account investment experience.  See the “Death Benefit” Section on Page 21.

Guaranteed Minimum Death Benefit is equal to the Face Amount of this Policy on the Date of Issue if premiums are paid when due and there is no indebtedness.

Cash Values may increase or decrease in accordance with Separate Account investment experience.

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This Policy is a contract between the Owner and the Company.

IT IS IMPORTANT THAT YOU READ YOUR POLICY CAREFULLY

TABLE OF CONTENTS

Section	Page
Age	10
Allocation of Net Premiums	13
Amount of Proceeds	21
Annual Report	10
Assignment	9
Automatic Premium Loan	13
Basis of Computation	16
Beneficiary	10
Benefit Base	14
Cash Value	16
Changing Net Benefit Base Allocations	19
Change of Policy	9
Claims of Creditors	10
Control of Policy	9
Default Due to Non-Payment of Premiums	13
Exchange Benefits	12
Extended Term Insurance	19
Grace Period	13
Issue Date	3
Interest Rates	5, 15
Loan Default	17
Misstatement of Age or Sex	10
Net Single Premium Table	7
Not Contestable After Two Years	9
Owner	3, 8
Paid-Up Insurance	18
Payment of Proceeds	21
Policy Data	3 – 7
Policy Loans	17
Policy Values	15
Policy Periods	10
Premiums	12
Reinstatement	20
Separate Account	4, 11
Suicide Within Two Years	9
Surrenders	18
Tabular Cash Value	6, 16
The Accounts	11
Variable Insurance Amount	16

Additional Benefits

Additional Benefits, if any, listed on the Policy Schedule are described in the
Additional Benefits Agreements that follow on Page 24.

Contract Data

Form Number	VL-2 (10/06)(NY)	Policy Number	[0000123456]

Insured	[John Doe]	Issue Date	[June 1, 2007]

Issue Age and Sex	[35] – [Male]	Maturity Date	[June 1, 2093]

Premium Class	[Standard] [Non-Tobacco]

Owner	[Insured]

Beneficiary	As designated by you in the Application as of the Issue Date unless you later change your designations in accordance with the Policy Provisions.

Schedule of Benefits and Premiums

Face Amount	Basic Benefit	Premium Amount	Payable	Form #

[$100,000]	The Policy	[$1,804.00]	[Annually] for [10] Years	VL-2 (10/06)(NY)

Benefit Amount	Additional Benefit Rider or Rating

	[None]	[$000.00]

	Total Premium	[$1,804.00]

Annual Nonforfeiture Factor

The following factor is used in calculating Cash Values under your Policy beyond the years shown in this Policy Schedule.  Its use is further described in the Section entitled Tabular Cash Value.

Annual Nonforfeiture Factor per Thousand of Face Amount

Policy Years 21+	[$0.00]

Modal Premiums

Total modal premiums for this Policy under available modes are shown below.  See Premiums – Amount and Frequency.

Annual	[$1,804.00]
Semi-annual	[$ 920.04]
Quarterly	[$ 469.04]
Monthly Electronic	[$ 159.29]

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POLICY SCHEDULE – Continued

IMPORTANT COVERAGE INFORMATION

Your Policy’s Death Benefit will increase or decrease depending on the rates of return earned by the investment options you choose.  However, the Death Benefit will never be less than the Face Amount of this Policy.  The amount of proceeds payable at death is adjusted by certain factors such as outstanding Policy Loans, Rider proceeds and partial Premium payments.  This is described further in the Policy - Amount of Proceeds.

Policy Charges

Premium Charge Percentage
	Policy Year 1	[33.5%]
	Policy Years 2-5	[11.5%]
	Policy Years 6+	[8.5%]

First Year Charge	There is a charge of [$5.00] per thousand of Face Amount deducted from the [Annual] premium payment made in the first Policy Year.

Policy Charge	There is a policy charge of [$85.00] deducted from each [Annual] premium payment.

Modal Premium Percentage	[0.00%] of each [Annual] premium payment.

Transfer Fee
There is currently a transfer fee of $10 for each Transfer of Net Benefit Base in excess of [four] per Policy Year excluding transfers made under the Systematic Transfer Option or the Automated Subaccount Reallocation Option.

Daily Mortality and Expense Risk Charge	0.004141%

Separate Account

The Separate Account for this Policy is First Investors Life Separate Account B.  The currently available Subaccounts and the Fixed Account are identified in the Application.  Allocations will be in accordance with your selections in the Application unless you later change your allocations in accordance with the Policy provisions.

Contract Limitations

Limitations in effect for your Policy are listed below.

	LIMITATION	AMOUNT

●	Maximum Fixed Account Allocation Percentage	[50%]
●	Maximum Fixed Account Transfer Percentage	[25%]
●	Minimum Policy Loan Amount	[$500]
●	Minimum Loan Repayment Amount	[$100]
●	Minimum Amount for Transfer of Net Benefit Base	[$100]
●	Minimum Transfer Amount For Systematic Transfer Option	[$100]

POLICY SCHEDULE CONTINUED ON NEXT PAGE

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POLICY SCHEDULE – Continued

Policy Interest Rates

Interest rates in effect for your Policy are listed below.

	DESCRIPTION	RATE

●	Fixed Account Guaranteed Interest Rate	3.0%

●	Loan Account Interest Rate	4.0%

●	Assumed Interest Rate	4.0%

●	Policy Loan Interest Rate	6.0%

●	Reinstatement Interest Rate	6.0%

●	Proceeds Left At Interest Guaranteed Interest Rate	2.5%

Mortality Table

The mortality table, which is used in the calculation of the mortality charge and in the calculation of present values, surrender values and net single premiums, is the 2001 CSO [Non-Smoker] Mortality Table for [Males], age last birthday.  The use of this table is further described in your Policy under Tabular Cash Value and Basis of Computation.

Important Note

THE CURRENT INTEREST RATE IS NOT GUARANTEED.  We may declare current interest rates for the Fixed Account in excess of the Fixed Account Guaranteed Interest Rate.  There is no guarantee that we will declare such current interest rates.  This may cause Cash Values and Death Benefits to be less than those illustrated.

Administrative Office

Correspondence and Notices should be addressed to us at:

First Investors Life Insurance Company
In Force Services Department
[Raritan Plaza 1]
[P.O. Box 7836]
[Edison, NJ  08818-7836]
[800-832-7783]

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POLICY SCHEDULE – Continued

Tabular Cash Value per $1,000 of Face Amount

[MALE] - ISSUE AGE [35] - [STANDARD] [NON-TOBACCO]

		Paid Up	Extended Insurance
End of Year	Cash Value	Insurance	Years	Days

1	[$5.55	$26	4	233
2	$20.42	$92	13	34
3	$35.83	$155	18	211
4	$51.79	$216	22	57
5	$68.34	$276	24	237
6	$86.01	$335	26	226
7	$104.30	$393	28	89
8	$123.21	$448	29	208
9	$142.74	$502	30	234
10	$162.91	$554	31	198
11	$183.75	$604	32	113
12	$205.28	$653	32	350
13	$227.58	$700	33	194
14	$250.73	$746	34	25
15	$274.73	$791	34	226
16	$299.59	$835	35	80
17	$325.31	$877	35	342
18	$351.90	$919	36	340
19	$379.38	$959	38	246]
20	$408.04	$1,000

Age 55	$408.04	$1,000
Age 60	$474.54	$1,000
Age 65	$545.23	$1,000

CASH VALUES ON FUNDS ALLOCATED TO THE VARIABLE SUBACCOUNTS ARE NOT GUARANTEED.

THE NET RETURN ON THE VARIABLE SUBACCOUNTS (GROSS RETURN LESS THE DEDUCTION FOR FUND OPERATING FEES AND MORTALITY AND EXPENSE CHARGES) MUST BE AT LEAST 4.00% TO MAINTAIN THE ABOVE SCHEDULE OF CASH VALUES.

CASH VALUES WOULD BE AT LEAST EQUAL TO THOSE IN THE SCHEDULE IF ALL PREMIUMS WERE ALLOCATED TO THE FIXED ACCOUNT, HOWEVER ALLOCATIONS TO THE FIXED ACCOUNT ARE LIMITED TO 50% OF NET PREMIUM.

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POLICY SCHEDULE – Continued

Net Single Premium per $1.00 of Insurance*

[MALE] - [STANDARD] [NON-TOBACCO]

Attained Age	NSP	Attained Age	NSP	Attained Age	NSP	Attained Age	NSP

0	[0.06236	35	0.20805	70	0.61825	105	0.94276
1	0.06416	36	0.21548	71	0.63321	106	0.94593
2	0.06629	37	0.22316	72	0.64814	107	0.94900
3	0.06863	38	0.23111	73	0.66294	108	0.95199
4	0.07115	39	0.23932	74	0.67764	109	0.95489
5	0.07379	40	0.24780	75	0.69226	110	0.95770
6	0.07655	41	0.25655	76	0.70679	111	0.96042
7	0.07940	42	0.26557	77	0.72118	112	0.96304
8	0.08237	43	0.27484	78	0.73535	113	0.96557
9	0.08546	44	0.28437	79	0.74918	114	0.96801
10	0.08867	45	0.29414	80	0.76261	115	0.97036
11	0.09199	46	0.30416	81	0.77560	116	0.97261
12	0.09541	47	0.31444	82	0.78812	117	0.97478
13	0.09891	48	0.32503	83	0.80022	118	0.97687
14	0.10250	49	0.33597	84	0.81189	119	0.97895
15	0.10613	50	0.34726	85	0.82307	120	0.98064]
16	0.10977	51	0.35887	86	0.83368
17	0.11347	52	0.37078	87	0.84366
18	0.11722	53	0.38296	88	0.85298
19	0.12108	54	0.39540	89	0.86162
20	0.12508	55	0.40804	90	0.86956
21	0.12924	56	0.42088	91	0.87694
22	0.13357	57	0.43392	92	0.88390
23	0.13807	58	0.44720	93	0.89044
24	0.14275	59	0.46075	94	0.89655
25	0.14762	60	0.47454	95	0.90219
26	0.15265	61	0.48851	96	0.90745
27	0.15786	62	0.50261	97	0.91248
28	0.16327	63	0.51676	98	0.91724
29	0.16892	64	0.53097	99	0.92166
30	0.17480	65	0.54523	100	0.92562
31	0.18094	66	0.55957	101	0.92922
32	0.18734	67	0.57402	102	0.93274
33	0.19399	68	0.58862	103	0.93617
34	0.20089	69	0.60337	104	0.93952

*NSP's for fractional ages available on request

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A.	General Provisions

Definitions and Abbreviations

Frequently used terms you need to know to understand this Policy are defined below.  Other terms in the Policy have the meaning ascribed to them in the context in which they first appear.

(a)
“Administrative Office” is the office indicated in the Policy Schedule to which Notices, requests and payments must be sent.  We will notify you in writing and provide you with an address if we designate another office for policy administration and/or the receipt of correspondence and requests.

(b)	“Company” (also “we”, “us” or “our”) means First Investors Life Insurance Company.

(c)
“Extra Premium” is the total of any premium(s) for supplemental benefits or riders attached to this Policy and any non-standard extra premium(s) as shown on the Policy Schedule. The premium charged for any supplemental benefit or rider attached to this Policy is determined in accordance with the provisions outlined in such supplemental benefit or rider.

(d)	“Face Amount” is the amount stated on the Policy Schedule, which is the Initial Death Benefit payable to the Beneficiary when the Insured dies.

(e)
“Fund(s)” are the open-end management companies registered under the Investment Company Act of 1940, as amended (“the Act”).  The Subaccounts purchase shares of designated investment portfolios of a Fund with the assets of the Separate Account.

(f)	“General Account” consists of all assets of the Company other than those allocated to any Separate Account of the Company.

(g)	“Insured” is the person named in the Policy Schedule upon whose death the Death Benefit Proceeds are paid.

(h)	“Issue Date” is the date this Policy was issued as shown on the Policy Schedule.

(i)	“Maturity Date” is the date shown in the Policy Schedule on which this Policy terminates if the Insured is still living and if this Policy has not been surrendered or lapsed.

(j)
“Notice” is a signed written communication providing information we need.  We may authorize in advance another manner of communication at our discretion.  All Notices to us must be sent to our Administrative Office and received in good order acceptable to us.  To be effective for a Valuation Day, a Notice must be received in good order prior to the end of that Valuation Day.

(k)	“NYSE” means the New York Stock Exchange

(l)
“Owner” (also “you” or “your”) is the person designated on the Policy Schedule who is entitled to the ownership rights under this Policy, unless changed in accordance with our policies set forth under Ownership.  We will send the Owner all communications at their last address we have on record.

(m)	“SEC” means the Securities and Exchange Commission

(n)	“Valuation Day” means any day on which the New York Stock Exchange is open for trading and on which we are open for business.

The Policy

The entire contract between you and us consists of this Policy, the Policy Schedule (and any supplements or changes thereto), the Application (and any supplemental applications), and any riders or endorsements attached to this Policy.  Only the President, a Vice-President, the Secretary, or an Assistant Secretary of the Company has the power, on behalf of the Company, to change, modify, or waive any provisions of this Policy.  In case of conflict between any provision of this Policy and those of a rider or endorsement, the provisions of the rider or endorsement will control.

The Policy Schedule issued with the Policy reflects the initial specifications of the Policy, which are in effect on the Issue Date.  Some of these specifications may change by an action you request or take or by a change you make.  Any of these changes will be reflected in a written notice (“Supplemental Schedule”), which supplements or restates the Policy Schedule and shows the effective date of the change.  We will send you this written notice along with a copy of any supplemental application and they will become part of the entire

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contract between you and us as of their effective date.

All Policy changes, modifications, Notices, waivers or reinstatements must be in writing. We will not be bound by any promises or representations made by any agent or other person except as specified above.

Change of Policy

We may change this Policy without your consent to meet the requirements of applicable federal or state tax laws or regulations.

For you and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code of 1986 or any successor law.  Therefore, we reserve the right to make changes in this Policy (for example, in the Net Single Premiums in the Policy Schedule) or to make distributions from this Policy to the extent we deem it necessary to continue to qualify this Policy as life insurance.  Any such changes will apply uniformly to all policies that are affected in the same manner.  You will be given written notice of any such change.

Elections, Designations, and Changes

You must request elections, designations and change requests by giving us Notice.  We may require you to return this Policy to our Administrative Office for us to endorse your Policy to reflect any assignment, Policy Loan, change of Beneficiary designation, amendment, or modification.  We will process the changes, send you confirmation of our actions, and return your Policy if we had required it for endorsement.

Ownership

The Owner of this Policy is indicated on the Policy Schedule. You may request a change in Ownership while the Insured is alive. A change in Ownership will take effect on the date the request is signed by the previous Owner, subject to any actions taken by us prior to our receipt of this request.

Control of Policy

Consistent with the terms of any Beneficiary designation, any assignment, and any other provisions of this Policy, you may, during the lifetime of the Insured:

1.	assign or surrender this Policy;

2.	make or repay any Policy Loan

3.	amend or modify this Policy with our consent; and

4.	exercise any right and receive any benefit in connection with this Policy.

Assignment

You may assign your rights under this Policy.  No assignment of this Policy will be binding on us unless we receive Notice of the assignment.  We will not be responsible for the validity or sufficiency of any assignment.

Unless otherwise provided in the assignment, the interest of any revocable beneficiary shall be subordinate to the interest of any assignee, regardless of when the assignment was made, and the assignee shall receive any sum payable to the extent of his or her interest.

Not Contestable After Two Years

All statements made in the original Application, or any supplemental application (such as in connection with a reinstatement of this Policy), by or on behalf of the Insured are representations and not warranties. We may use any misstatements or misrepresentations to contest a claim or the validity of this Policy only if they are material and contained in the original Application, or any supplemental application, and a copy of such Application is attached to this Policy when issued or subsequent to issue, as applicable.

Except for non-payment of premiums, we will not contest the Policy’s validity after it has been in force during the lifetime of the Insured for two years from the Issue Date or Reinstatement.

If this Policy has been issued as a Conversion Policy from another policy issued by the Company, then the Incontestable period is measured from the original policy’s issue date.

Suicide Within Two Years

If the Insured dies by suicide within two years from the Issue Date, then this Policy will terminate, and our liability will be limited to the sum of all premiums paid, less any policy loan and loan interest.

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If this Policy has been issued as a Conversion Policy from another policy issued by the Company, then the Suicide provision is measured from the original policy’s issue date.

Age

The Insured’s age is the Issue Age on the Policy Schedule plus the number of complete Policy Years  elapsed since the Issue Date.

Policy Periods

Policy Months, Policy Quarters and Policy Years are successive one-month, three-month and twelve-month periods, respectively, measured from the Issue Date.

The Policy Anniversary is the date of each one-year interval as measured from the Issue Date.

Misstatement of Age or Sex

If the age or sex of the Insured has been misstated, Policy benefits will be adjusted to those that the actual premiums paid would have purchased for the correct age and sex.

Claims of Creditors

Any Proceeds paid under this Policy will be exempt from the claims of creditors to the extent allowed by law.

Non-participating

This Policy is non-participating.  It will not share in our surplus earnings.

Annual Report

We will send you a report each year within 30 days after the Policy Anniversary.  The Annual Report will show the Death Benefit, Surrender Value, Policy Loan Balance on the Policy Anniversary, any loan interest for the prior Policy Year, the most recent net premium allocation on file with the Company; and any other information required by law.

Illustration

Upon your written request, we will provide one illustration of future death benefits and surrender value in any Policy Year.  The illustration will be based on necessary assumptions specified by us and/or you.

Deferment

We may defer the payment of a loan, a surrender, or the excess of the Variable Insurance Amount over the Face Amount, for any period during which:

1.	the NYSE is closed for trading (except for normal holiday closing); or

2.	an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable.

The SEC determines as to whether the conditions described in (2) above exist.

We may defer for a period of up to six months the payment of a loan, or a surrender, while this Policy is continuing in force as Paid-Up Insurance, or with respect to the amount of any loan or surrender that is allocated from the Fixed Account unless such payment will be used to pay premium due to us.

If we postpone the payment of a loan or surrender by more than ten days, interest at the rate we pay under the Proceeds Left at Interest Payment Option will be paid on the proceeds. The interest will be paid from the date of receipt of the request to the date payment is made.  No interest will be paid if the amount of such interest is less than $25.

We may defer for a period of up to six months any transfers from the Fixed Account.

B.	Beneficiary

Designation

We will pay the Death Proceeds to the Beneficiary or Beneficiaries whom you have named in the Application unless you have since changed the Beneficiary or Beneficiaries as provided below.

Change

You may request a change in your Beneficiary designations while the Insured is alive.  Any change must be in writing, signed and dated by you and received, in good order by our Administrative Office.  Any irrevocable Beneficiary designations cannot be changed without the written consent of such Beneficiary.  Any change of Beneficiary designations will revoke all previous designations.

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Any change in Beneficiary designations will take effect on the date the request to change is signed by you subject to any actions we take prior to our receipt of the request.
Death of Beneficiary

Unless otherwise provided in the Beneficiary designation:

1.	If any Beneficiary dies before the Insured, that Beneficiary's interest will pass to the remaining Beneficiaries according to their respective interests; or

2.	If no Beneficiary survives the Insured, the Death Proceeds will be paid in one sum to you, if you are still alive; otherwise, to your estate.

C.	The Accounts

Policy benefits are funded by investments that we make in one or more Subaccounts of the Separate Account and/or the Fixed Account.

Subject to our requirements and restrictions at the time of your request, you may direct us by Notice to invest net premium payments in one or more of these Subaccounts and/or the Fixed Account.

The Separate Account

The Separate Account is designated on the Policy Schedule.  Assets in the Separate Account are kept separate from those in our General Account and all of our other segregated asset accounts.  We own the assets of the Separate Account and are not a trustee of such Separate Account.

The Separate Account holds the assets for this Policy.  We may transfer assets of the Separate Account, in excess of the reserves and other Policy liabilities with respect to such Separate Account, to another separate account or to our General Account.  The Separate Account will not be charged with liabilities that arise from any other business we may conduct.  Income, gains and losses, whether or not realized, from assets of the Separate Account are credited to or charged against the Separate Account without regard to other income, gains and losses we may have.

The Separate Account is divided into Subaccounts, each of which buys shares in a designated investment portfolio of a Fund.  Thus, the Separate Account does not invest directly in stocks, bonds, etc. The assets of the Separate Account will be valued, and, hence, Policy benefits will vary, on each Valuation Day.
Subaccounts of the Separate Account

The Subaccounts represent different investment options within the Separate Account. The assets of each Subaccount will be invested in shares of a designated investment portfolio of a Fund.  The Application, which is part of this Policy, shows each Subaccount that was chosen and the designated portfolio of a Fund in which it invests.

We may, at our discretion, replace or supplement the Separate Account with a different separate account (which may have its own subaccounts) or add additional Subaccounts as available options under this Policy.  We may also discontinue any existing Subaccounts as available options under this Policy.  We reserve the right to combine the Separate Account with any other separate account or to combine Subaccounts.

We may, at our discretion, invest the assets of any Subaccount in the shares of another investment company or any other investment permitted by law.  Such substitution would be made in compliance with any applicable provisions of the Act.  If we deem it to be in the best interest of Owners, one or more of the Subaccounts may be operated as a management company under the Act or they may be deregistered under the Act in the event such registration is no longer required.

We will provide you with written notice of details of any material change in investment options, including investment objectives and all charges.

All Fund distributions will be reinvested and retained as assets of the applicable Separate Account. In the event of any substitution of Fund shares or change in operation of a Subaccount, we may issue a Policy endorsement for the Policy and take such other actions as may be necessary and appropriate to effect the substitution or change.

Change Within A Fund

The investment policy of a portfolio in which a Subaccount that is available under this Policy invests will not be materially changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with applicable law or regulation.  If so required,

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the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

Exchange Benefit Options

The Exchange Benefits allow you to exchange this Policy for a permanent, fixed benefit life insurance policy with values that do not vary with investment return under certain conditions specified below.

Option 1.  Within the first 18 months after the Policy's Issue Date, while this Policy is in force, you may at your discretion, exchange this Policy for a permanent, fixed benefit life insurance policy that we issue on the Insured’s life.  You must request such an exchange by giving us Notice.

You do not need to provide evidence of insurability when exercising this option.  The new policy will have a level face amount equal to the face amount of this Policy.  The new policy will have the same Issue Date, Issue Age, and Premium Class as this Policy and the same benefit riders if such riders are available on the new plan.  We base premiums for the new policy on the premium rates for the new policy that were in effect and the Insured’s attained age on this Policy’s Issue Date.  The new policy will be issued on a substantially comparable General Account plan of insurance.  The new policy’s owner and beneficiary will be the same as those of this Policy on the effective date of the exchange.

Issuance of the new policy will be subject to the payment of a Required Amount.  The Required Amount is equal to this Policy’s Cash Value plus all charges assessed to this Policy accumulated at the Assumed Interest Rate on the Policy Schedule minus the Gross Premiums of the proposed new policy.  If the Required Amount is positive, we pay that amount to you.  If the Required Amount is negative, you pay that amount to us.  We will issue the new policy within 31 days of receiving both this Policy and any Required Amount at our Administrative Office.  If both this Policy and any Required Amount are not received by that time, your request to exercise your right to exchange policies will be considered withdrawn.

Option 2.  If while this Policy is in force, any portfolio of a Fund corresponding to a Subaccount within Separate Account B, in which you are invested changes its investment adviser or makes a material change in its investment objectives or restrictions, you may exchange this Policy for a permanent, fixed benefit life insurance policy that we issue on the Insured’s life.  We will notify you if there is any such qualifying change.  You will be able to exchange this Policy within 60 days after our notice to you or the effective date of the change, whichever comes later.  No evidence of insurability is required for this exchange.  The new policy will be issued at the attained age of the Insured at the time of the exchange on a substantially comparable General Account plan of insurance.  The face amount of the new policy will be for an amount not exceeding the excess of the Death Benefit of this Policy on the date of exchange over:

a)	the Cash Value of this policy on the date of conversion if you elect to surrender this Policy; or

b)	the death benefit payable under the Paid-Up Insurance Surrender Value Option if you choose to elect that option.

The Fixed Account

Policy values held in the Fixed Account, which is part of our General Account, bear interest at a fixed rate which we periodically declare.  See Interest Rates.

The Loan Account

When you borrow from your Policy through a Policy Loan, a portion of your Policy’s Cash Value equal to the loan is transferred from the Subaccounts and/or Fixed Account, as applicable, to the Loan Account.  We maintain the Loan Account in our General Account.  See Policy Loans for more information.

D.	Premiums

Where Payable

Pay your Premiums to us at our Administrative Office.  If you request a receipt, we will provide one to you.

Amount and Frequency

Premiums are payable in advance beginning on the Issue Date for the number of years, amounts and at the intervals shown on the Policy Schedule.  Premiums may be paid on an annual, semiannual, quarterly or monthly electronic mode.  Semi-annual, quarterly and monthly electronic transfer payments are subject to a service charge (See

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Modal Premium Charge) that is added to the premium.  Premiums for all modes are shown in the Policy Schedule for reference.  You may change the frequency of premium payments subject to our rules in effect at the time of the change.  The change is made by giving us Notice.

Automatic Premium Loan Provision

Any premium not paid before the end of its Grace Period will be paid by charging the premium due as a Policy Loan against this Policy’s Surrender Value if:

1.	the Automatic Premium Loan provision has been elected in the Application or you gave us Notice choosing the Automatic Premium Loan while no premium is in default; and

2.	if the resulting Policy Loan and loan interest to the next premium due date do not exceed the Loan Value.

If an Automatic Premium Loan cannot be made, the provision entitled Surrender Value (Non-Forfeiture) Options will apply.

Interest at the Policy Loan Interest Rate will be charged on the Automatic Premium Loan from the date the Grace Period ends.

You may revoke the Automatic Premium Loan Provision at any time by giving us Notice.

Grace Period

A Grace Period of 31 days will be allowed for payment of each premium after the first.  If such premium is paid within the Grace Period, policy values will be the same as if it had been paid on or before the due date.  This Policy will continue in force during the Grace Period unless surrendered.

If the Insured dies during the Grace Period of any premium due and unpaid, the Death Benefit will be the same as if such premium had been paid on or before the due date subject to the adjustments under the provision Death Proceeds.

Default Due to Non-Payment of Premiums

Any premium not paid before the end of the Grace Period will result in default.  Default will terminate this Policy effective 31 days after we have mailed you or any assignee of record Notice of such Default except as provided under Surrender Value (Non-Forfeiture) Options.  The date of default is the date on which the unpaid premium was due.  Default will terminate this Policy except as provided under Surrender Value (Non-Forfeiture) Options.

Net Premium

We reduce your premium payments by any applicable charges and fees in effect at the time of the payment as described below and by any Extra Premium, as shown in the Policy Schedule.  The amount remaining after we make such deductions is referred to as the Net Premium.

Premium Charge

We calculate the Premium Charge by multiplying the Premium, less any Extra Premium, less the Policy Charge, by the Premium Charge Percentage shown in the Policy Schedule.  We deduct the Premium Charge from each premium payment when it is received.

Policy Charge

The Policy Charge is shown in the Policy Schedule.  We deduct the Policy Charge from each Premium payment when it is received.

First Year Charge

The First Year Charge per thousand of Face Amount is shown in the Policy Schedule.  It is deducted from each Premium payment in the first Policy Year when received.

Modal Premium Charge

If you elect to pay Premiums at more frequent intervals than annually, there is a Modal Premium Charge.  We calculate this charge by multiplying the Premium, less any Extra Premium, less the Policy Charge by the Modal Premium Percentage shown in the Policy Schedule and subtract this charge from your Premium when received.  If you pay your Premiums on an annual basis, the Modal Premium Charge is zero.  Your Net Premiums are allocated to each of the Subaccounts and/or Fixed Account according to the instructions you provided and our conditions in the

Allocation of Net Premiums

Your Net Premiums are allocated to each of the Subaccounts and/or Fixed Account according to the instructions you provided and our conditions in the

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Application.  You may change those allocations by giving us Notice.  Allocations are subject to the following constraints:

1.	allocation percentages must be in whole numbers;

2.	the allocation percentages must add up to 100%; and

3.	the allocation percentage for the Fixed Account may not exceed the Maximum Fixed Account Allocation Percentage Shown in the Policy Schedule.

A change in the allocation percentages for future net Additional Premiums will affect reallocations occurring under the Automated Subaccount Reallocation Option.  (See Automated Subaccount Reallocation Option).

E.	Benefit Base

Total Benefit Base

The Total Benefit Base is equal to the sum of the Benefit Bases in each of the Subaccounts, the Fixed Account and the Loan Account.

Net Benefit Base

The Net Benefit Base is the sum of the Benefit Bases in each of the Subaccounts and the Fixed Account.

Fixed Account Benefit Base

On the Issue Date, the Fixed Account Benefit Base is equal to the portion of the initial Net Premium that is allocated to the Fixed Account.  The Fixed Account Benefit Base on any succeeding day is equal to:

1.	the Fixed Account Benefit Base on the previous day;

plus the sum of the following transactions that have occurred since the previous day

2.	any Net Premiums allocated to the Fixed Account;

3.	any transfers into the Fixed Account, including transfers due to the repayment of a loan; and

4.	interest accrued on the Fixed Account Benefit Base, at the daily equivalent of the Fixed Account Interest Rate;

less the sum of the following transactions, if any, that have occurred since the previous day:

1.	transfers out of the Fixed Account, including transfers due to the taking of a Policy Loan;

2.	charge for Net Cost of Insurance allocated to the Fixed Account.

Loan Account Benefit Base

The Loan Account Benefit Base is increased by Policy Loans and decreased by Loan Repayments.  The balance in the Loan Account Benefit Base accrues interest on a daily basis at the Loan Account Interest Rate shown in the Policy Schedule.

Subaccount Benefit Base

The Benefit Base in each Subaccount at any time is equal to the number of units this Policy has in that Subaccount, multiplied by that Subaccount’s unit value.

On the Issue Date, the Subaccount Benefit Base for any Subaccount is equal to the portion of the initial Net Premium that is allocated to the Subaccount.

Amounts you allocate to or transfer into a Subaccount are used to purchase units in that Subaccount. We redeem units when amounts are deducted, transferred or surrendered from a Subaccount.  These purchases and redemptions of units are referred to as “Policy Transactions”.  These Policy Transactions include the portion of premium payments, surrenders, loans or loan repayments and the Net Cost of Insurance, allocable to the Subaccounts.  They also include transfers into or out of a Subaccount.

The number of units a Policy has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount up until that time. The number of units purchased or redeemed as a result of a Policy Transaction is equal to the dollar amount of the Policy Transaction divided by the Subaccount’s unit value on the date of the Policy Transaction.

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Unit values are determined as of the end of each Valuation Day. The unit value that applies to a Policy Transaction made on a Valuation Day will be the unit value for that day. The unit value that applies to a Policy Transaction made on other than a Valuation Day will be the unit value for the next Valuation Day.

The unit value of a Subaccount on any Valuation Day is equal to the unit value on the previous Valuation Day, multiplied by the net investment factor for that Valuation Day.

The net investment factor for a Subaccount on any Valuation Day is equal to (a) divided by (b), less (c) where:

(a)
is the net asset value per share of the designated portfolio of the Fund  at the end of the Valuation Day, plus the per share amount of any dividend or capital gain distribution declared by the Fund since the previous Valuation Day, less the per share amount of any taxes charged by us;

(b)	is the net asset value per share of the designated portfolio of the Fund on the previous Valuation Day; and
(c)	is the daily mortality and expense risk charge shown in the Policy Schedule.

The net asset value of a Fund’s shares is the value reported to us by the Fund’s investment advisor.

Assumed Benefit Base

On the Issue Date and each subsequent Policy Anniversary, the Assumed Benefit Base is set equal to the Total Benefit Base.  The Assumed Benefit Base on any succeeding day during a Policy Year is equal to:

1.	the Assumed Benefit Base on the previous day; plus,

2.	any Net Premiums credited to the Policy; plus,

3.	interest accrued on the Assumed Benefit Base, at the daily equivalent of the Assumed Interest Rate; minus,

4.	the charge for Net Cost of Insurance.

The Assumed Benefit Base is used solely to calculate the Excess Investment Return as described under Policy Values below.

F.	Interest Rates

Fixed Account Interest Rate

The guaranteed interest rate applicable to the Fixed Account Benefit Base is shown in the Policy Schedule.

We may declare excess interest on the Benefit Base held in the Fixed Account.  If we declare excess interest, such amounts will be credited to the Policy at least annually. Once credited, they are non-forfeitable.

Excess interest rates applicable to the Fixed Account Benefit Base are based on future expectations as to investment earnings, mortality, persistency, expenses and taxes.
We can change excess interest rates.  Any such changes will be determined according to the procedures and standards on file, if required, with the insurance department of the state in which this Policy is issued.  We will make changes by class and future expectations for such elements as investment earnings, mortality, persistency, expenses, and taxes, as applicable.

At our discretion, we may credit different excess rates to different portions of the Fixed Account Benefit Base, based on the date of increases and decreases to such Benefit Base, or based on any other method we may determine.

Loan Account Interest Rate

The interest rate applicable to the Loan Account Benefit Base is indicated in the Policy Schedule.

Assumed Interest Rate

The Assumed Interest Rate (“AIR”) is shown in the Policy Schedule.  This interest rate is used to calculate the Tabular Cash Values and Net Single Premiums of this Policy and is used in the determination of the Investment Return for this Policy.  (See Policy Values and Assumed Benefit Base).

Net Cost of Insurance

The Net Cost of Insurance is determined and charged at the end of each Policy Year.  It is equal to the Total Benefit Base less the Cash Value on that date.

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The Net Cost of Insurance is charged to each Subaccount Benefit Base and/or the Fixed Account Benefit Base in the proportion that such Benefit Base bears to the Net Benefit Base.  Thus, at the end of the Policy Year, after the deduction of the Net Cost of Insurance but prior to the Premium Payment for the next Policy Year, the total Benefit Base equals the Cash Value.

G.	Policy Values

Excess Investment Return

The Excess Investment Return for any date in a Policy Year is equal to the Total Benefit Base on that date less the Assumed Benefit Base on that date and may be positive, zero, or negative.

Variable Insurance Amount

The Variable Insurance Amount is level throughout any Policy Year and changes only on Policy Anniversaries.

During the first Policy Year, the Variable Insurance Amount is zero.  On each subsequent Policy Anniversary, we determine the Variable Insurance Amount for the Policy Year beginning on that Anniversary as the sum of (a) and (b) where:

(a)	is the Variable Insurance Amount for the preceding policy year; and

(b)
is the amount of Paid-Up Insurance (positive or negative) purchased by the Excess Investment Return for the preceding Policy Year when applied as a Net Single Premium at the Insured’s then attained age.  Net Single Premiums are shown in the Policy Schedule.

The Variable Insurance Amount, if positive, is reflected in the Death Benefit proceeds.

Tabular Cash Value

The Tabular Cash Value at the end of certain Policy Years is shown in the Policy Schedule.  These values assume all Premiums have been paid to the end of that Policy Year and that there is no outstanding policy loan.  We will determine the Tabular Cash Value as of a date within a Policy Year with adjustments for time elapsed and premiums paid.

The Tabular Cash Value at the end of a Policy Year is calculated as the greater of Value A or Value B.

Value A

Value A is zero on the Issue Date.  Value A at the end of any subsequent Policy Year is calculated  as (a) + (b) + (c) – (d) where:
(a)	is Value A at the end of the previous Policy Year:
(b)	is the Net Premiums due during that Policy Year;
(c)	is interest at the Assumed Interest Rate to the end of the Policy Year on (a) and (b); and
(d)
is a mortality charge equal to the mortality rate for the Insured’s attained age divided by one minus such rate, times the excess of the Face Amount discounted for one-half year at the Assumed Interest Rate over the sum of (a), (b), and (c) above.  The mortality rate used is from the table shown in the Policy Schedule.

Value B

Value B is determined in accordance with the Standard Non-Forfeiture Value Method.  At the end of any Policy year, Value B is calculated as the excess, if any, of the then net single premium for the Face Amount of this Policy over the then present value of the Annual Non-forfeiture factor corresponding to any premiums which would have later become due.  The Annual Non-forfeiture factor is shown in the Policy Schedule.  Calculations are based on the interest and mortality assumptions described in Basis of Computation.

Cash Value

The Cash Value of this Policy varies daily.

If no Premium is due and unpaid, the Cash Value on a date is equal to (a) + (b) + (c) where:

(a)	is the Tabular Cash Value on that date;

(b)
is the net single premium on that date for the Variable Insurance Amount.  The Net Single Premium will be positive, negative, or zero depending on whether the Variable Insurance Amount is positive, negative, or zero; and

(c)	is the Excess Investment Return for the period from the first day of the Policy Year to the calculation date. The Excess Investment Return can be positive, negative, or zero.

If a premium is due and unpaid and a Surrender

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Option has not yet become effective, the Cash Value is the Cash Value as of the due date of the first due and unpaid Premium plus (or minus) the Excess Investment Return for the period from the due date of the first due and unpaid Premium to the calculation date.

If this Policy is being continued as Paid-Up or Extended Insurance, the Cash Value on any date will equal the net single premium for such insurance on that date calculated on the mortality and interest basis indicated in Basis of Computation below.

H.	Basis of Computation

Present values and net single premiums used in calculating Tabular Cash Values, the period of and Cash Values under the Extended Term Insurance Option and the amount of insurance and Cash Values of both the Paid-Up Insurance Option and the Variable Insurance Amount, are based on the mortality table and Assumed Interest Rate listed in the Policy Schedule assuming continuous payment of claims.  We determine net single premiums and present values within a Policy Year with adjustments for time elapsed.

A statement of the method of calculating Cash Values and paid-up non-forfeiture benefits has been filed with the state in which this Policy is delivered.  Cash Values under this Policy are not less than those required by the law of the state or jurisdiction in which this Policy is delivered.  Any benefit provided by an attached rider will not increase these values unless so stated in that rider.

I.	Policy Loans

Loan Value

Provided you meet the terms of this Policy and our procedures, you may borrow from the Cash Value of your Policy.

You will be permitted to borrow up to the Loan Value.  The Loan Value of your Policy will be equal to:

1.	75% of the Cash Value during the first three policy years; or

2.	90% of the Cash Value after the first three policy years.

If this Policy is continuing in force as Paid-Up Insurance, the Loan Value will be the Cash Value on the next Policy Anniversary.

If this Policy is continuing in force as Extended Term Insurance, it has no Loan Value.

Loan Amount Available

The Loan Amount Available will be the Loan Value less:

1.	any existing Policy Loan Balance;

2.	any loan interest to the next Policy Anniversary;

3.	any due and unpaid Premium.

The Minimum Policy Loan Amount is specified in the Policy Schedule, or is the Loan Amount Available, if less.  The minimum amount does not apply to any loan made under the Automatic Premium Loan Provision.
Policy Loans and Loan Repayments

You may request and obtain all or part of the Loan Amount Available by giving us Notice.  The security we require is the Policy.

A Policy Loan may be repaid in full or in part at our Administrative Office.  The Minimum Policy Loan Repayment Amount is the Loan Balance or the Minimum Policy Loan Repayment Amount specified in the Policy Schedule, whichever is less.  We may defer Policy Loan proceeds under conditions described under Deferment.  However, Policy Loans used to pay premiums on policies issued by us will not be deferred.  Any payment intended to repay a Policy Loan should be so designated.  Any payment not designated as a loan repayment or premium payment shall be returned.

Policy Loan Balance

The Policy Loan Balance on any date is equal to the total of all outstanding Policy Loans, plus loan interest accrued at the Policy Loan Interest Rate to that date.

Loan Default

This Policy will go into Default on any Date on
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which the Policy Loan Balance exceeds the Cash Value.  This Policy will lapse, and thereby terminate without value, 31 days after we have mailed you Notice of such Default unless the excess indebtedness is repaid.  A Policy that has lapsed may later be reinstated.  (See Reinstatement.)

Interest on Policy Loans

Interest on Policy Loans will accrue daily at the effective annual interest rate shown in the Policy Schedule (the Policy Loan Interest Rate). Interest is due and payable at the end of each policy year.  Interest is also payable on the date the loan is repaid.  If interest is not paid, the loan will be increased by that amount.

Effect of a Loan

A Policy Loan will increase the Policy Loan Balance by the amount of the loan.  When a Policy Loan is made, a part of the Cash Value equal to the loan amount is transferred from the Subaccounts and the Fixed Account, if applicable, to the Loan Account.

Conversely, a loan repayment will decrease the Policy Loan Balance by the amount of the loan repayment.  When a loan repayment is made, a portion of the Cash Value in the Loan Account equal to the amount of the loan repayment will be transferred back into the Subaccounts and/or the Fixed Account, if applicable.

On the first Valuation Day of each Policy Year, and at the time a loan is taken or repaid, a Policy Loan will be made for any loan interest accrued and unpaid as of that time, and a corresponding transfer of Cash Value into the Loan Account will be made. Concurrently, a “loan balancing” transfer will be made from the Loan Account to the Subaccounts and/or Fixed Account. The amount of the transfer will be equal to the amount which, when subtracted from the Loan Account Benefit Base, will equalize the Loan Account Benefit Base and the Loan Balance.  Amounts that are transferred into the Loan Account will no longer earn the rates of return applicable to the originating Accounts.  Instead, they will be credited with the Loan Account Interest Rate during the period the loan is outstanding. Therefore, any Policy Loan will permanently affect the Surrender Value and the Variable Insurance Amount, whether or not repaid in whole or in part.
Policy Loans will be allocated among the Subaccounts and/or the Fixed Account in the same proportion as each Subaccount Benefit Base and/or the Fixed Account Benefit Base bears to the Net Benefit Base.

Loan repayments and loan balancing transfers will be allocated among the Subaccounts and/or Fixed Account using the Premium allocation percentages then in effect.  Any Policy Loan Balance will be deducted from the proceeds payable upon death or surrender.

J.	Surrenders

Surrender Value

The Surrender Value of this Policy is equal to:

1.	the Cash Value;

less;

2.	any Policy Loan Balance.

Surrender of Policy

You may surrender your Policy for its Surrender Value.  Upon surrender, this Policy terminates.  The Surrender Value will be:

1.	paid to you in one sum; or

2.	applied under a Payment Option you elect. Your request for a full surrender of your Policy will be effective on the date we receive both your Policy and your Notice to surrender your Policy.

We may defer sending surrender proceeds under the conditions described in Deferment.

Surrender Value (Non-Forfeiture) Options

You may surrender your Policy for its Surrender Value.  You may elect a Surrender Value Option not later than 60 days after the due date of the first unpaid premium if the Insured is alive.  Election is made by giving us Notice.

When a Surrender Value Option becomes effective, all additional benefits attached to this Policy will terminate unless otherwise provided.  We will refund the part of any premium which applies to a period after surrender.

The Policy Schedule shows the Tabular Cash Value and the amount of Paid-Up Insurance that would be

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purchased by the Tabular Cash Value at the end of certain policy years.  The termination date of Extended Term Insurance purchased by the Tabular Cash Value is shown if it is an available option.  The actual amount of Paid-Up Insurance purchased or the termination date of Extended Term Insurance is dependent upon the Surrender Value of this Policy as described below. Values for times and/or Surrender Values not shown are available on request.

1.
Paid in Cash:  You may surrender this Policy for its Surrender Value.  Upon surrender, this insurance terminates.  The Surrender Value will be Paid to you in one sum; or Applied under a Payment Option you elect.

Surrender will be effective on the date we have received both this Policy and Notice from you. We may defer surrender proceeds under conditions described under Deferment.

2.
Paid-Up Insurance:  This Policy may be   continued in force as Paid-Up Insurance.  No further premiums are payable.  The amount of Paid-Up Insurance will be calculated using the Surrender Value of this Policy as a net single premium as of the due date of the first unpaid premium at the then current age of the Insured.  Cash values in the paid-up policy will earn interest at the Fixed Account guaranteed rate and any excess interest rate, as declared by the Company.  (See Fixed Account Interest Rate)  Any excess interest credited to the Fixed Account will be used to increase the insurance amount.  (See Variable Insurance Amount).

3.
Extended Term Insurance:  If you have made no other election, this Policy will be continued in force as Extended Term Insurance.  No further premiums are payable.  The amount of Extended Term Insurance will be the Death Benefit of this Policy less any Policy Loan Balance.  If this Policy is in a Non-Standard premium class, Extended Term Insurance is not available and Paid-Up Insurance will be the automatic option.  The length of time the Extended Term Insurance continues will be calculated using the Surrender Value of this Policy as a net single premium as of the due date of the first unpaid premium at the then current age of the Insured.

If insurance in an equal or greater amount would be provided under the Paid-Up Insurance Option, coverage will be provided only under that option.

When the Policy is continued as Paid-Up or Extended Term Insurance, the Subaccount Benefit Base is transferred from the Separate Account to the Company’s General Account.  After that, the benefits will not vary with investment return unless this Policy is later reinstated.  (See Reinstatement)

Surrender of Paid-Up or Extended Term Insurance

You may surrender Paid-Up or Extended Term Insurance at any time for the then current value.  Such current value is equal to a net single premium for the benefits provided based on the attained age of the insured at the time of surrender.

If the Paid-Up or Extended Term Insurance is surrendered within 31 days after a policy anniversary, the Surrender Value used in determining the Net Surrender Value will not be less than the Surrender Value on that anniversary.
Surrender will be effective on the date we have received both this Policy and Notice from you.  Upon surrender, this Policy terminates.  The Net Surrender Value will be:

1.	paid to you in one sum

or;

2.	applied under a Payment Option you elect.

We may defer surrender proceeds under conditions described under Deferment.

K.	Changing Net Benefit Base Allocations

Upon written request, you may change the allocation of your Net Benefit Base among the Subaccounts, or among the Subaccounts and the Fixed Account, through a Transfer of Net Benefit Base, Automated Subaccount Reallocations or Systematic Transfers, as described below.  You may transfer all of a portion of the Net Benefit Based between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account by providing us with a written request.  There is a limit of six transfers between two or more Subaccounts in any 12-month period.  Such written request must include the Owner’s name, Policy number, Subaccount name and new allocation percentages, Owner’s signature and date of signature. When such written request is received in good order by our Administrative Office before 4:00pm EST, reallocation will be effective on the date of receipt.

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Only the Automated Subaccount Reallocation Option or the Systematic Transfer Option, but not both, may be in effect at the same time.

Transfer of Net Benefit Base
If you give us Notice, you may transfer all or a portion of the Net Benefit Base between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account.  The number of transfers under this section is limited to six in any 12-month period.  Only one such transfer either to or from the Fixed Account is allowed in any 12-month period.

The minimum transfer amount is specified on the Policy Schedule.  Each transfer from the Fixed Account is limited to the greater of $1,000 or the Maximum Fixed Account Transfer Percentage shown in the Policy Schedule, applied to the Fixed Account Benefit Base.  Each transfer to the Fixed Account may not be more than the amount that would cause the ratio of the Fixed Account Benefit Base to the Net Benefit Base to exceed the Maximum Fixed Account Allocation Percentage specified in the Policy Schedule.

We charge a fee for certain transfers (including those involving the Fixed Account) as indicated in the Policy Schedule.  The transfer fee, if applicable, will be deducted from the Subaccounts and/or the Fixed Account in addition to and proportional with the amount transferred from each account except that in the case of a 100% transfer from any account, the charge will be deducted from the amount otherwise transferable.

A transfer of Net Benefit Base made while the Automated Subaccount Reallocation Option is in effect will automatically terminate the Automated Subaccount Reallocation Option.  We may defer transfers from the Fixed Account under the conditions described in Deferment.

Systematic Transfer Option

If you give us Notice, you may request that a specified dollar amount of the Benefit Base be transferred from any one or more Subaccounts (the “originating Account(s)”) to any one or more other Subaccounts (the “receiving Account(s)”) at monthly or quarterly intervals, as selected. The first such systematic transfer will occur on the first Valuation Day of the Policy Month or Policy Quarter that next follows the date we receive your Notice.  Transfers under this option may not be designated either to or from the Fixed Account.

The minimum amount that may be transferred either from or to any one Account is specified in the Policy Schedule.  All transferred amounts must be specified in whole dollars.  Transfers made under the Systematic Transfer Option are not included in the yearly transfer count for purposes of determining whether a transfer fee applies.  (See Transfer of Net Benefit Base)  However, we may impose a charge in the future for this Option.  The Systematic Transfer Option will terminate if and when the Benefit Base remaining in the entire source Subaccount is depleted.

We may terminate the Systematic Transfer Option or modify our rules governing this option at our discretion upon giving you 31 days written notice.

Automated Subaccount Reallocation Option

If you give us Notice, we will automatically reallocate the Subaccount Benefit Base at quarterly intervals according to the most recent Premium Allocation on file with us.  The first such reallocation will occur on the first Valuation Day of the Policy Quarter that next follows the date on which we receive your request
Upon reallocation, the amount of allocated to each Subaccount will be equal to (a) multiplied by (b), where:

(a)	is equal to:

1.	the allocation percentage you have specified for that Subaccount; divided by

2.	the sum of the allocation percentages for all such Subaccounts; and

(b)	is equal to the sum of the Benefit Bases in all of the Subaccounts at the time of the reallocation.

Any requested change in your Premium Allocation percentages will be reflected in the next quarterly reallocation following the change.

The reallocation will only affect the allocation of the Benefit Bases among the Subaccounts.  It will not affect the Fixed Account Benefit Base.

Reallocation transfers of Benefit Base made under this option are not subject to the minimum transfer amount described under Transfer of Net Benefit

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Base.  Currently, we do not charge for transfers made under this option; however, we may impose such a charge in the future.

A Transfer of Net Benefit Base made while this Automated Subaccount Reallocation Option is in effect will automatically terminate the Option.  You may subsequently re-elect this Option by giving us Notice in the manner described above.

We may terminate this option or modify our rules governing this Option upon giving you 31 days written notice.

L.	Reinstatement

If this Policy lapses due to Loan Default, or Default due to Non-Payment of Premiums, it may be reinstated at any time within three years after Default.  You may request reinstatement by giving us Notice.  A Policy that has been surrendered for cash or for which the Extended Term Insurance Option has been in effect and has subsequently expired may not be reinstated.

To reinstate this Policy, we will require you to:

1.	present evidence acceptable to us that the Insured is insurable at the same Premium Class as on this Policy’s Issue Date, and

2.	pay us the greater of:

(a)	(i) all Premiums from the date of default with interest to the date of reinstatement; plus
(ii) any Policy Loan Balance (plus interest to the date of Reinstatement) in effect at the end of the Grace Period following the date of default; or
(b)	110% of the increase in Cash Value resulting from Reinstatement.

3.	pay us any Policy Loan Balance that arose after this Policy was continued as Paid-Up Insurance and that is in effect on the date of reinstatement.

The Cash Value of the Reinstated Policy will be equal to the amount as if no lapse had occurred.  Interest is calculated at the Reinstatement Interest Rate shown in the Policy Schedule.

We will send you the necessary application and other requirements within 15 days after we receive your Reinstatement request.  We may require that you return this Policy to us in order to put the Reinstatement into effect.

The Reinstatement date will be the date we approve the Reinstatement application.  We will have two years from the effective date of Reinstatement to contest the truth of statements or representations in your Reinstatement Application.  (See Not Contestable After Two Years.)  The suicide period will continue to be that period which would have been in effect had no Default occurred.  (See Suicide within Two Years.)

M.	Amount of Proceeds

Maturity Proceeds

The Surrender Value of this Policy is payable on the Maturity Date if the Insured is still living and this Policy is in force.  Upon maturity, this Policy terminates.

Death Proceeds

Death Proceeds are payable upon the death of the Insured prior to the Maturity Date while this Policy is in force.  Death Proceeds will be the sum of:

1.	the Death Benefit of this Policy;

2.	any insurance on the life of the Insured provided by benefit riders;
3.	the part of any Premium paid which applies to a period after the Insured's death;
less:
1.	any Policy Loan Balance; and
2.	the part of any Premium due and unpaid which applies to a period before the Insured's death.

We will pay interest on the above at the rate paid at that time under the Proceeds Left at Interest Payment Option.  The interest will be paid from the date of death to the date that payment is made.

Death Benefit

This Policy’s Death Benefit will be the sum of:

1.	the Face Amount; and
2.	the Variable Insurance Amount, if positive.

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N.	Payment of Proceeds

Payment

Death Proceeds are payable after receipt of a certified death certificate, a signed claimant’s statement and either return of the Policy or a signed lost policy affidavit in good order at the Administrative Office.

Any amount to be paid at the Insured’s death or any other termination of this Policy (the “Proceeds”) will be paid in one sum unless otherwise provided.  Proceeds of less than $1,000 are paid in a single payment.  Proceeds of $1,000 or more may be applied to any Payment Option.

If a Payment Option is elected, the Beneficiary(ies) may receive the Death Proceeds in a stream of payments or leave them to accumulate at interest.

If no Payment Option is elected, interest at the rate then being paid on Proceeds Left at Interest will be paid on the Proceeds to the date of payment.

Election of Payment Option

1.	By Owner: While the Insured is alive, you may, by Notice to us, elect a Payment Option or change a previous election.
2.	By Beneficiary: At the time Death Proceeds are payable, a Beneficiary may, by Notice to us, elect a Payment Option if you made no election prior to the Insured’s death.

Payment Options

All or a portion of the Proceeds may be applied to one or more of the following Payment Options:  For Payment Options (1) through (3):

(a)	Payments will begin on the date the Proceeds are applied; and

(b)	We require that the Payment Option elected produce a payment of at least $50.00 per period otherwise another Payment Option must be chosen.

In the future, we may offer other Payment Options or agree to pay the Proceeds in some other manner.  We may be using higher guaranteed minimum payment amounts at the time Proceeds are payable.  If so, the more favorable Payment Options will be available to the payee.
Settlement

Any payment by us under this Policy is payable at our Administrative Office.

1.	Payment for a Designated Number of Years

We will pay the Proceeds over a period of years in either equal monthly, quarterly, semi-annual or annual payments.  The period of years may not exceed 25 years.  Payments include interest at 2.5% and may be increased by additional interest.

2.	Payment of Life Income

We will pay the Proceeds for as long as the payee is living in either equal monthly, quarterly, semi-annual or annual payments.  The amount of payment will depend on the age and sex of the payee.  If the payee is not an individual, the amount of payment will depend on the age and sex of a designated person chosen by the payee and agreed to by us.  We will require acceptable proof of age for the payee or designated person.
We may require proof that the person on whose life the payments are based is alive when each payment is due.  We may discontinue payments until we receive satisfactory proof of survival. Any of the following provisions may be chosen.  If the amount of payments for different guaranteed periods is the same at any given age, we will deem the longer period to have been chosen.

(a)
Life Income with a 10 or 20 Year Guaranteed Period - Payments are guaranteed for 10 or 20 years, as elected, and for the life of the payee or designated person thereafter.  During the guaranteed period of 10 or 20 years, the payments may be increased by additional interest.

(b)	Life Income with a Guaranteed Return - The sum of the payments made and any payments due at the death of the payee or designated person are guaranteed to never be less than the Proceeds applied.

VL-2 (10/06)(NY)

(c)	Life Income Only - Payments will be made only while the payee or designated person is alive.

The Payment of Life Income Table that follows is based upon the a2000 Individual Annuity Mortality Table and a guaranteed interest rate of 2.5%.

3.	Payment of a Designated Amount

We will pay the Proceeds in equal monthly, quarterly, semi-annual, or annual payments.  Payments will continue until the Proceeds applied and interest at 2.5% and any additional interest are exhausted.

4.	Proceeds Left at Interest
For any period agreed on, the Proceeds may be left with us.  Interest on the Proceeds will be paid at the guaranteed rate indicated in the Policy Schedule and may be increased by additional interest.  The interest may be paid monthly, quarterly, semi-annually or annually, as elected, or may be left with us to accumulate.

Payment Contracts

When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy. The Payment Contract will contain the terms and conditions applicable to the payee and the payment of the Proceeds under the Payment Option elected.

VL-2 (10/06)(NY)

PAYMENT OF LIFE INCOME

Age of Payee Last Birthday When First Payment is Payable	Payment of Life Income Options Male Monthly Payment for Each $1,000 of Proceeds				Age of Payee Last Birthday When First Payment is Payable	Payment of Life Income Options Female Monthly Payment for Each $1,000 of Proceeds
	Option 2a		Option 2b	Option 2c		Option 2a		Option 2b	Option 2c
	10 Years Guaranteed	20 Years Guaranteed	Guaranteed Return	Life Income Only		10 Years Guaranteed	20 Years Guaranteed	Guaranteed Return	Life Income Only
36	3.10	3.08	3.05	3.10	36	2.96	2.95	2.93	2.96
37	3.14	3.11	3.08	3.14	37	2.99	2.98	2.96	3.00
38	3.18	3.15	3.12	3.18	38	3.03	3.01	2.99	3.03
39	3.22	3.19	3.15	3.22	39	3.06	3.05	3.02	3.06
40	3.26	3.23	3.19	3.27	40	3.10	3.08	3.06	3.10
41	3.30	3.27	3.23	3.31	41	3.13	3.12	3.09	3.14
42	3.35	3.31	3.27	3.36	42	3.17	3.15	3.13	3.18
43	3.40	3.35	3.31	3.41	43	3.21	3.19	3.16	3.22
44	3.45	3.40	3.36	3.46	44	3.26	3.23	3.20	3.26
45	3.50	3.44	3.40	3.52	45	3.30	3.27	3.24	3.31
46	3.55	3.49	3.45	3.57	46	3.35	3.32	3.28	3.36
47	3.61	3.54	3.50	3.63	47	3.40	3.36	3.33	3.41
48	3.67	3.59	3.55	3.69	48	3.45	3.41	3.37	3.46
49	3.73	3.65	3.60	3.76	49	3.50	3.46	3.42	3.51
50	3.80	3.70	3.66	3.83	50	3.56	3.51	3.47	3.57
51	3.87	3.76	3.71	3.90	51	3.62	3.56	3.52	3.63
52	3.94	3.81	3.77	3.97	52	3.68	3.61	3.58	3.70
53	4.01	3.87	3.84	4.05	53	3.74	3.67	3.63	3.76
54	4.09	3.94	3.90	4.14	54	3.81	3.73	3.69	3.84
55	4.17	4.00	3.97	4.23	55	3.89	3.79	3.76	3.91
56	4.26	4.06	4.04	4.32	56	3.96	3.85	3.82	3.99
57	4.35	4.13	4.12	4.42	57	4.04	3.92	3.89	4.08
58	4.45	4.19	4.20	4.52	58	4.13	3.98	3.96	4.17
59	4.55	4.26	4.28	4.64	59	4.22	4.05	4.04	4.26
60	4.66	4.33	4.37	4.76	60	4.31	4.12	4.12	4.36
61	4.77	4.40	4.46	4.88	61	4.41	4.20	4.20	4.47
62	4.89	4.46	4.56	5.02	62	4.52	4.27	4.29	4.58
63	5.02	4.53	4.66	5.17	63	4.63	4.34	4.38	4.70
64	5.15	4.60	4.76	5.32	64	4.74	4.42	4.48	4.83
65	5.28	4.66	4.88	5.49	65	4.87	4.49	4.58	4.97
66	5.43	4.72	4.99	5.66	66	5.00	4.56	4.69	5.12
67	5.57	4.78	5.12	5.85	67	5.14	4.63	4.80	5.28
68	5.73	4.84	5.24	6.05	68	5.28	4.70	4.93	5.45
69	5.88	4.89	5.38	6.27	69	5.43	4.77	5.05	5.63
70	6.05	4.94	5.52	6.50	70	5.60	4.84	5.19	5.83
71	6.21	4.99	5.67	6.74	71	5.76	4.90	5.33	6.05
72	6.38	5.03	5.83	7.00	72	5.94	4.95	5.48	6.28
73	6.56	5.07	5.99	7.28	73	6.12	5.00	5.64	6.53
74	6.73	5.10	6.16	7.57	74	6.31	5.05	5.81	6.80
75	6.91	5.13	6.34	7.89	75	6.51	5.09	5.99	7.09
76	7.09	5.16	6.53	8.23	76	6.71	5.12	6.18	7.40
77	7.27	5.18	6.73	8.59	77	6.91	5.15	6.39	7.74
78	7.45	5.20	6.95	8.98	78	7.11	5.18	6.60	8.11
79	7.62	5.22	7.17	9.39	79	7.32	5.20	6.82	8.51
80	7.79	5.23	7.40	9.83	80	7.52	5.22	7.06	8.95
81	7.95	5.24	7.64	10.31	81	7.71	5.23	7.31	9.42
82	8.10	5.25	7.90	10.81	82	7.90	5.24	7.58	9.93
83	8.25	5.26	8.17	11.35	83	8.07	5.25	7.85	10.48
84	8.39	5.26	8.45	11.93	84	8.24	5.26	8.15	11.08
85*	8.52	5.27	8.74	12.54	85*	8.39	5.26	8.46	11.72
*And Over					*And Over

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VARIABLE LIFE INSURANCE POLICY

•	Variable Limited Payment Life
•	Insurance Payable at Death of Insured
•	Premiums Payable until the earlier of End of Premium Period or Death of Insured.
•	Options for Payment of Proceeds
•	Non-participating – No Annual Dividends

(800) 832-7783
First Investors Life Insurance Company
110 Wall Street, New York, N.Y. 10005

VL-2 (10/06)(NY)